Exhibit 3.4

CERTIFICATE OF MERGER
OF
CHURCHILL MIDDLE MARKET CLO V LTD.,
A CAYMAN ISLANDS EXEMPTED COMPANY
WITH AND INTO
NUVEEN CHURCHILL BDC SPV I, LLC
A DELAWARE LIMITED LIABILITY COMPANY
Pursuant to Title 6, Section 18-209 of the Delaware Limited Liability Company Act, the undersigned limited liability company executed the following Certificate of Merger:
FIRST:            The name of the surviving limited liability company is “Nuveen Churchill BDC SPV I, LLC” and the name of the Cayman Islands exempted company being merged into this surviving limited liability company is “Churchill Middle Market CLO V Ltd.” (collectively, the “Constituent Companies”).
SECOND:       The Agreement and Plan of Merger has been duly approved, adopted, certified, executed and acknowledged by each of the Constituent Companies.
THIRD:           The merger shall become effective on December 31, 2019.
FOURTH:       The Agreement and Plan of Merger is on file at 430 Park Avenue, 14th Floor, New York, New York, 10022, the place of business of the surviving limited liability company.
FIFTH:            The Certificate of Formation of Nuveen Churchill BDC SPV I, LLC, as currently on file with the Secretary of State of the State of Delaware, shall be the Certificate of Formation of the surviving limited liability company.
SIXTH:            A copy of the Agreement and Plan of Merger will be furnished by the surviving limited liability company on request, without cost, to any member or shareholder of the Constituent Companies.
[Signature Page to Follow]

IN WITNESS WHEREOF, Nuveen Churchill BDC SPV I, LLC, the surviving limited liability company, has caused this Certificate of Merger to be signed by an authorized signatory as of the 30th day of December, 2019.

NUVEEN CHURCHILL BDC SPV I, LLC

/s/ Shaul Vichness

Name: Shaul Vichness

Title: Chief Financial Officer & Treasurer